UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)*

                               Kana Software, Inc.
               ---------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
               ---------------------------------------------------
                         (Title of Class of Securities)

                                    483600300
               ---------------------------------------------------
                                 (CUSIP Number)

                            David E. Rosewater, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 756-2000

                             Steven J. Pully, Esq.
                             Carlson Capital, L.P.
                        2100 McKinney Avenue, Suite 1600
                                Dallas, TX 75201
                                 (214) 932-6900

               ---------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                November 23, 2009
               ---------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [x]


NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 9 Pages)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP NO.   483600300                 SCHEDULE 13D/A        PAGE 2 OF 9 PAGES
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           Double Black Diamond Offshore Ltd.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
           INSTRUCTIONS)
           (a) [ ]
           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           WC
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) OR 2(e)

           [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

    NUMBER OF            10,954,921
                   -------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            -0-
                   -------------------------------------------------------------
       EACH         9    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             10,954,921
                   -------------------------------------------------------------
       WITH         10   SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,954,921
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
           [ ]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           26.6%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   483600300                 SCHEDULE 13D/A        PAGE 3 OF 9 PAGES
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           Black Diamond Offshore Ltd.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
           INSTRUCTIONS)
           (a) [ ]
           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           WC
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) OR 2(e)

           [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

    NUMBER OF            694,179
                   -------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            -0-
                   -------------------------------------------------------------
       EACH         9    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             694,179
                   -------------------------------------------------------------
       WITH         10   SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           694,179
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
           [ ]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           1.7%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   483600300                 SCHEDULE 13D/A        PAGE 4 OF 9 PAGES
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           Carlson Capital, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
           INSTRUCTIONS)
           (a) [ ]
           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           WC
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) OR 2(e)

           [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

    NUMBER OF            11,649,100
                   -------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            -0-
                   -------------------------------------------------------------
       EACH         9    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             11,649,100
                   -------------------------------------------------------------
       WITH         10   SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,649,100
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
           [ ]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           28.3%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           PN, IA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   483600300                 SCHEDULE 13D/A        PAGE 5 OF 9 PAGES
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           Asgard Investment Corp.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
           INSTRUCTIONS)
           (a) [ ]
           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           WC
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) OR 2(e)

           [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

    NUMBER OF            11,649,100
                   -------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            -0-
                   -------------------------------------------------------------
       EACH         9    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             11,649,100
                   -------------------------------------------------------------
       WITH         10   SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,649,100
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
           [ ]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           28.3%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   483600300                 SCHEDULE 13D/A        PAGE 6 OF 7 PAGES
--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS

           Clint D. Carlson
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
           INSTRUCTIONS)
           (a) [ ]
           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           WC
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) OR 2(e)

           [ ]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

    NUMBER OF            11,649,100
                   -------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            -0-
                   -------------------------------------------------------------
       EACH         9    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             11,649,100
                   -------------------------------------------------------------
       WITH         10   SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,649,100
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
           [ ]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           28.3%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.   483600300                 SCHEDULE 13D/A        PAGE 7 OF 9 PAGES
--------------------------------------------------------------------------------

Item 1.           Security and Issuer.

            The statement on Schedule 13D filed on November 4, 2009 (the "Schedule 13D") relates to the shares ("Shares") of common stock, par value $0.001 per share, of Kana Software, Inc. (the "Issuer"), is hereby amended as set forth below by this Amendment No. 1 to the Schedule 13D. Except as set forth herein the Schedule 13D is unmodified.

Item 4.           Purpose of Transaction.

            The Schedule 13D is hereby amended to add the following penultimate paragraph:

            As a result of the Reporting Persons' significant position in the Issuer, Carlson Capital has received a request from the Issuer to recommend a candidate for nomination by the Issuer to serve as a member of the Issuer's board of directors. Neither the Issuer nor any of the Reporting Persons have any contractual right or other arrangement with the Issuer to nominate or designate this candidate. Carlson Capital recommended that the Issuer nominate Michael D. Weinberg to serve as a member of the board of directors of the Issuer. Mr. Weinberg currently serves as a consultant to Carlson Capital. The Governance and Nominating Committee of the Issuer's board of directors has reviewed Mr. Weinberg's qualifications and has decided to nominate Mr. Weinberg as a Class I Director, with a term expiring in 2012. Further information regarding Mr. Weinberg's nomination can be found in the Issuer's Schedule 14A and any amendments thereto. None of the Reporting Persons will enter into any agreement for compensation, or otherwise, with Mr. Weinberg in respect of his nomination or service as a member of the Issuer's board of directors. Additionally, the Reporting Persons may seek the election or appointment of one or more additional representatives to the Issuer's board of directors.

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CUSIP NO.   483600300                 SCHEDULE 13D/A        PAGE 8 OF 9 PAGES
--------------------------------------------------------------------------------







                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 25, 2009


                                           BLACK DIAMOND OFFSHORE LTD.

                                           By: Carlson Capital, L.P., its
                                               investment manager

                                           By: Asgard Investment Corp., its
                                               general partner

                                           By: /s/ Clint D. Carlson
                                              --------------------------------
                                              Name: Clint D. Carlson
                                              Title: President


                                           DOUBLE BLACK DIAMOND OFFSHORE LTD.

                                           By: Carlson Capital, L.P., its
                                               investment manager

                                           By: Asgard Investment Corp., its
                                               general partner

                                           By: /s/ Clint D. Carlson
                                              --------------------------------
                                              Name: Clint D. Carlson
                                              Title: President


                                           CARLSON CAPITAL, L.P.

                                           By: Asgard Investment Corp., its
                                               general partner

                                           By: /s/ Clint D. Carlson
                                              --------------------------------
                                              Name: Clint D. Carlson
                                              Title: President

--------------------------------------------------------------------------------
CUSIP NO.   483600300                 SCHEDULE 13D/A        PAGE 9 OF 9 PAGES
--------------------------------------------------------------------------------


                                              ASGARD INVESTMENT CORP.

                                              By: /s/ Clint D. Carlson
                                                 -------------------------------
                                                 Name: Clint D. Carlson
                                                 Title: President


                                              /s/ Clint D. Carlson
                                              ----------------------------------
                                              Clint D. Carlson